EXHIBIT 10.1
May 27, 2011
PERSONAL AND CONFIDENTIAL
Mr. Ronald J. de Lange
Dear Ron:
On behalf of Tekelec, I am pleased to offer you employment as Chief Executive Officer and President of Tekelec on the terms and conditions set forth in this letter. As Tekelec’s Chief Executive Officer and President, you will report directly to the Board of Directors and will have such duties and responsibilities as set forth in Tekelec’s Bylaws and as may be delegated to you from time to time by the Board. As the Chief Executive Officer and President, you will be principally responsible for developing and implementing the strategic and tactical goals for Tekelec, in addition to managing the day-to-day operations of Tekelec. This offer is for your immediate promotion and you will also be appointed to the Board of Directors.
1.	Your starting annual base salary will be $450,000.00.

2.	You will continue to be eligible to participate in Tekelec’s 2011 Officer Bonus Plan. Effective with your appointment as Chief Executive Officer and President, you will be eligible to receive up to 100% of your annual base salary pro rated in accordance with the terms of the Plan to reflect the fact that you will be employed at the CEO level for only a portion of 2011 as a cash bonus based on the extent to which the Company achieves certain financial milestones in 2011, subject to the terms of such Plan. For the portion of 2011 during which you served as Executive Vice President, you will be eligible to receive up to 60% of your then annual base salary, subject to the terms of such Plan. The terms of your participation in any officer bonus plans after 2011 will be subject to change and the approval of the Board of Directors of Tekelec.

3.	You will continue to receive applicable benefits, including health, dental, vision, short-term and long-term disability and life insurance, and will continue to be eligible to participate in the 401(k) and other plans, as are generally provided to Tekelec’s executive officers, subject to the terms and conditions of the applicable plans.

4.	You will be designated as an “Eligible Officer” under Tekelec’s 2011 Officer Severance Plan, which supersedes and replaces your eligibility under Tekelec’s 2007 Officer Severance Plan.

5.	The Board of Tekelec will grant to you stock-settled stock appreciation rights (“SARs”) under Tekelec’s 2003 Equity Incentive Plan, as amended (the “Plan”) to purchase 100,000 shares of Tekelec Common Stock effective as of the close of trading two trading days following the public announcement of your appointment as Chief Executive Officer and President (the “Grant Date”). The exercise price of your SARs will be equal to the closing price of Tekelec’s Common Stock on the Grant Date (as reported in The Wall Street Journal on the first business day following the Grant Date). Your SARs will vest annually for four years, with each installment vesting on the one-year anniversary of the Grant Date if you remain an employee of Tekelec. Your

Mr. Ron de Lange
May 27, 2011

SARs will expire, to the extent previously unexercised, in accordance with the terms of the Plan, and your SARs will in all respects be subject to the terms and provisions of the Plan and the agreement evidencing the grant of the SARs.

You will also be granted 75,000 restricted stock units (“RSUs”) under the Plan, effective as of the date of the Compensation Committee’s action granting such RSUs (the “RSU Grant Date”). All of these RSUs will vest on the fourth anniversary of the RSU Grant Date. The RSUs will in all respects be subject to the terms and provisions of the 2003 Plan and the agreement evidencing the grant of RSUs.
As a condition of your ongoing employment with Tekelec, you will continue to be bound by Tekelec’s standard “Confidentiality and Non-Disclosure Agreement and Assignment of Rights,” a copy of which is enclosed and must be executed by you before you commence your new position and applicable Tekelec policies. As with every Tekelec employee, you reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.
This letter agreement, as well as all policies, plans and other requirements referenced herein, contains our entire understanding with respect to your employment with Tekelec. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of North Carolina.
If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating where indicated below and returning such signed copy to Stuart Kupinsky.
Sincerely,
TEKELEC
/s/ Stuart H. Kupinsky
Stuart Kupinsky
Senior Vice President, General Counsel

cc:	Hubert de Pesquidoux, Chairman of the Board
Acknowledged and Accepted:

/s/ Ronald J. de Lange	Date: 05/31/11
Ronald J. de Lange